FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS August 8, 2007

USA Truck, Inc. (NASDAQ: USAK) today announced an unfavorable jury verdict in the lawsuit styled All-Ways Logistics v. USA Truck, Inc. which was tried in the United States District Court for the Eastern District of Arkansas, Jonesboro division. The jury held that USA Truck breached a contract agreement and awarded the plaintiff damages of approximately $3.0 million. The court has yet to make a determination regarding the amount of pre-judgment interest, attorney’s fees and costs. We strongly believe the contract was properly terminated and no breach occurred. We are currently exploring our options for pursuing an appeal.

As previously reported in our quarterly report on Form 10-Q for the quarter ended June 30, 2007, All-Ways Logistics filed the lawsuit in May 2006. We prevailed on all other claims alleged by the plaintiff in the lawsuit.

This press release contains forward-looking statements and information that are based on our current expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks associated with our operations are discussed in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our subsequent quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General, Regional and Dedicated Freight divisions. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Third Party Logistics and Freight Brokerage divisions provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release will be available to interested parties at our web site, http://www.usa-truck.com under the “Financial Data” tab of the “Investor Relations” page.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633